Exhibit 2.1

SHARE EXCHANGE AGREEMENT

by and among

DONG KE PHARMACEUTICAL, INC.,

THE SHAREHOLDERS OF DONG KE PHARMACEUTICAL INC.,

 VIRTUAL CLOSET, INC.

AND

YOU TING ZHU, GE LIN, AND JIA TAN FANG

[THE  CONTROLLING STOCKHOLDERS OF VIRTUAL CLOSET, INC.]

dated as of May 10, 2010

SHARE EXCHANGE AGREEMENT

SHARE EXCHANGE AGREEMENT, dated as of May 10, 2010 (this “Agreement”) by and among Dong Ke Pharmaceutical, Inc., a Delaware corporation (“DK Pharmaceutical”), the entities/individuals listed on Exhibit A attached hereto (collectively, the “DK Pharmaceutical Shareholders”), Virtual Closet, Inc., a Nevada Corporation (“VIRZ”), and You Ting Zhu,  Ge Lin, and Jia Tan Fang (collectively, the “VIRZ Controlling Stockholders”).

WHEREAS, the DK Pharmaceutical Shareholders own 100% of the issued and outstanding capital stock of DK Pharmaceutical, such capital stock being hereinafter referred to as the “DK Pharmaceutical Shares”; and

WHEREAS, (i) DK Pharmaceutical and the DK Pharmaceutical Shareholders believe it is in their respective best interests for the DK Pharmaceutical Shareholders to exchange all of the DK Pharmaceutical Shares for 1,941,818 newly-issued shares (the “VIRZ Shares”) of common stock, $.001 par value per share, of VIRZ (“Common Stock”), and (ii) VIRZ believes it is in its best interest to acquire the DK Pharmaceutical Shares in exchange for the VIRZ Shares, all upon the terms and subject to the conditions set forth in this Agreement (the “Share Exchange”); and

WHEREAS, in connection with the Share Exchange, the VIRZ Controlling Stockholders believe it is in their respective best interests to submit for cancellation an aggregate of 10,015,000 shares of Common Stock held by the VIRZ Controlling Stockholders; and

WHEREAS, it is the intention of the parties that: (i) VIRZ shall acquire 100% of the DK Pharmaceutical Shares in exchange solely for the number of VIRZ Shares set forth herein; (ii) the Share Exchange shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); and (iii) the Share Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement (the “Securities Act”); and

WHEREAS, immediately prior to the Share Exchange, not more than 19,700,000 shares of Common Stock of VIRZ shall be issued and outstanding; and

WHEREAS, the parties hereto agree that the capitalization table (the “Cap Table”) upon which the transactions contemplated by this Agreement are based is set forth as Exhibit B hereto;

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

     EXCHANGE OF DK PHARMACEUTICAL SHARES FOR VIRZ SHARES

           Section 1.1                      Agreement to Exchange DK Pharmaceutical Shares for VIRZ Shares.  On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, the DK Pharmaceutical Shareholders shall assign, transfer, convey and deliver the DK Pharmaceutical Shares to VIRZ, and in consideration and exchange therefor VIRZ shall assign, transfer, convey and deliver the VIRZ Shares to the DK Pharmaceutical Shareholders. At the Closing, the VIRZ Shares to be issued to the DK Pharmaceutical Shareholders in exchange for the DK Pharmaceutical Shares shall be issued to the respective DK Pharmaceutical Shareholders in proportion to their respective ownership of the DK Pharmaceutical Shares as described in Exhibit A hereto.

Section 1.2                       Capitalization at the Closing.  On the Closing Date, immediately before the consummation of the Share Exchange,  VIRZ shall have as authorized capital stock a total of 75,000,000 shares of Common Stock, $.001 par value per share, of which not more than 10,255,000 shares of Common Stock shall be issued and outstanding.

Section 1.3                        Closing and Actions at Closing.

          a.  The closing of the Share Exchange (the "Closing") shall take place at 5:00 p.m. E.S.T. on the day the conditions to closing set forth in Articles V and VI herein have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing (the "Closing Date"), at the offices of W.L. Macdonald Law Corporation, 1210-777 Hornby Street, Vancouver, BC, Canada V6Z 1S4.

          b.  At the Closing: (i) DK Pharmaceutical Shareholders shall deliver to VIRZ the stock certificates representing one hundred percent (100%) of the DK Pharmaceutical Shares, duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank; (ii) in full consideration and exchange for the DK Pharmaceutical Shares, VIRZ shall issue and deliver to the DK Pharmaceutical Shareholders stock certificates representing all of the VIRZ Shares in proportion to their respective ownership of the VIRZ Shares as described in Exhibit A hereto; and (iii) the VIRZ Controlling Stockholders shall deliver to VIRZ’s transfer agent for cancellation an aggregate of 10,015,000 shares of Common Stock of VIRZ in the amounts indicated on Schedule 2.3 attached hereto.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF VIRZ AND THE VIRZ CONTROLLING STOCKHOLDERS

           Each of VIRZ and the VIRZ Controlling Stockholders (where specifically included) hereby, severally and not jointly, represents, warrants and agrees that all of the statements in the following subsections of this Section 2 are true and complete as of the date hereof, and will, except as contemplated by this Agreement, be true and complete as of the Closing Date as if first made on such date:

Section 2.1                     Disclosure Schedules

The disclosure schedule attached hereto as Schedule 2.1 through 2.18 (the “VIRZ Disclosure Schedules”) are divided into sections that correspond to the sections of this Section 2. The VIRZ Disclosure Schedules comprise lists of all exceptions to the truth and accuracy in all material respects of, and of all disclosures or descriptions required by, the representations and warranties set forth in the remaining sections of this Section 2. For purposes of this Section 2, any statement, facts, representations, or admissions contained in the public filings made by VIRZ with the United States Securities and Exchange Commission (the “SEC”), are deemed to be included in the VIRZ Disclosure Schedules and all such information is deemed to be fully disclosed to DK Pharmaceutical and the DK Pharmaceutical Shareholders.

Section 2.2                     Corporate Organization

                      a.           VIRZ is a corporation duly organized, validly existing and in good standing under the laws of Nevada, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by VIRZ or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of VIRZ;

                      b.           Copies of the Articles of Incorporation and By-laws of VIRZ  with all amendments thereto to the date hereof (the “VIRZ Charter Documents”), have been furnished to the DK Pharmaceutical Shareholders and to DK Pharmaceutical , and such copies are accurate and complete as of the date hereof.   The minute books of VIRZ are current as required by law, contain the minutes of all meetings of the Board of Directors and stockholders of VIRZ from its date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the Board of Directors and stockholders of VIRZ.  VIRZ is not in violation of any of the provisions of the VIRZ Charter Documents.

Section 2.3                     Capitalization of VIRZ.

a.    On the Closing Date, immediately before the consummation of the Share Exchange, the entire authorized capital stock of VIRZ consisted of 100,000,000 shares of Common Stock, of which not more than 19,700,000 shares of Common Stock shall be issued and outstanding.  Immediately following the Share Exchange, the DK Pharmaceutical Shareholders will own 89% of the total combined voting power of all classes of VIRZ stock entitled to vote on a fully diluted basis.

                    b.       The issuance of the VIRZ Shares will be in accordance with the provisions of this Agreement.  On the Closing Date all of the issued and outstanding shares of Common Stock of VIRZ Shares and all of the VIRZ Shares to be issued pursuant to this Agreement will have been duly authorized and, when issued, will be validly issued, fully paid and non-assessable, will have been issued in compliance with all applicable securities laws, and will have

been issued free of preemptive rights of any security holder.   As of the date of this Agreement there are, and as of the Closing Date there will be, no outstanding or authorized options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire or receive any shares of VIRZ’s capital stock, nor are there or will there be any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to VIRZ or any Common Stock, or any voting trusts, proxies or other agreements or understandings with respect to the voting of VIRZ’s capital stock as of the Closing Date, except with respect to the securities to be issued pursuant to this Agreement.  There are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which VIRZ is a party or by which it is bound with respect to any equity security of any class of VIRZ.

Section 2.4                    Subsidiaries and Equity Investments.  VIRZ does not directly or indirectly own any capital stock or other securities of, or any beneficial ownership interest in, or hold any equity or similar interest, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture or other company, person or other entity, including without limitation any Subsidiary of VIRZ.  For purposes of this Agreement, a “Subsidiary” of a company means any entity in which, at the date of this Agreement, such company or any of its subsidiaries directly or indirectly owns any of the capital stock, equity or similar interests or voting power.

Section 2.5                    Authorization and Validity of Agreements.    Each of VIRZ and the VIRZ Controlling Stockholderss has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by VIRZ and the VIRZ Controlling Stockholders, and the consummation by VIRZ of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of VIRZ and the VIRZ Controlling Stockholders, and no other corporate proceedings on the part of VIRZ are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement constitutes the valid and legally binding obligation of VIRZ and the VIRZ Controlling Stockholders, and is enforceable in accordance with its terms.  VIRZ does not need to give any notice to, make any filings with, or obtain any authorization, consent or approval of any government or governmental agency or other person in order for it  to consummate the transactions contemplated by this Agreement, other than filings that may be required or permitted under states securities laws, the Securities Act of 1933, as amended (the “Securities Act”) and/or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) resulting from the issuance of the VIRZ Shares.

Section 2.6                     No Conflict or Violation.  Neither the execution and delivery of this Agreement by VIRZ, nor the consummation by VIRZ of the transactions contemplated hereby will: (i) violate any provision of the VIRZ Charter Documents; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court, administrative panel or other tribunal to which VIRZ is subject, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which VIRZ is a party or by which it is bound, or to which any of its assets is subject; or (iii) result in or require the creation or imposition of any encumbrance of any nature upon or with respect to any of VIRZ’s assets, including without limitation the VIRZ Shares.

            Section 2.7                       Material Agreements.  Except as set forth on Schedule 2.7 attached hereto, VIRZ is not a party to or bound by any contracts, including, but not limited to, any:

a.	employment, advisory or consulting contract;

b.	plan providing for employee benefits of any nature;

c.	lease with respect to any property or equipment;

d.	contract, agreement, understanding or commitment for any future expenditure in excess of $5,000 in the aggregate;

e.	contract or commitment pursuant to which it has assumed, guaranteed, endorsed, or otherwise become liable for any obligation of any other person, entity or organization;

f.
agreement with any person relating to the dividend, purchase or sale of securities, that has not been settled by the delivery or payment of securities when due, and which remains unsettled upon the date of this Agreement.

           Neither the VIRZ Controlling Stockholders nor any of its affiliates is a party to any side agreements relating to the Share Exchange.

 Section 2.8                   Litigation.  There is no action, suit, proceeding or investigation (“Action”) pending or, to the best knowledge of VIRZ or the VIRZ Controlling Stockholders, currently threatened against VIRZ or any of its Subsidiaries or any of their respective affiliates, that may affect the validity of this Agreement or the right of VIRZ to enter into this Agreement or to consummate the transactions contemplated hereby or thereby.  There is no Action pending or, to the best knowledge of VIRZ or the VIRZ Controlling Stockholders, currently threatened against VIRZ or any of its Subsidiaries or any of their respective affiliates, before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against VIRZ or any of its Subsidiaries or any of their respective affiliates.  Neither VIRZ nor any of its Subsidiaries or any of their respective affiliates is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.  There is no Action by VIRZ or any of its Subsidiaries or any of their respective affiliates relating to VIRZ currently pending or which VIRZ or any of its

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Subsidiaries or any of their respective affiliates intends to initiate.

Section 2.9                    Compliance with Laws.   VIRZ, each of its Subsidiaries, and each of their respective affiliates has been and is in compliance with, and has not received any notice of any violation of any, applicable law, ordinance, regulation or rule of any kind whatsoever, including without limitation the Securities Act, the Exchange Act, the applicable rules and regulations of the SEC, or the applicable securities laws and rules and regulations of any state.  VIRZ is not an “investment company” as such term is defined by the Investment Company Act of 1940, as amended.

            Section 2.10                     Financial Statements; SEC Filings.

            a.  VIRZ’s financial statements (the “Financial Statements”) contained in its periodic reports filed with the SEC have been prepared in accordance with generally accepted accounting principles applicable in the United States of America (“U.S. GAAP”) applied on a consistent basis throughout the periods indicated and with each other, except that those of the Financial Statements that are not audited do not contain all footnotes required by U.S. GAAP. The Financial Statements fairly present the financial condition and operating results of VIRZ as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments.  Except as set forth in the Financial Statements or as disclosed in Schedule 2.10(a), VIRZ has no material liabilities (contingent or otherwise). VIRZ is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.  VIRZ maintains and will continue to maintain until the Closing a standard system of accounting established and administered in accordance with U.S. GAAP.

                                                                           b.  (i)  VIRZ has timely made all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act ( the “Public Reports”).  Each of the Public Reports has complied in all material respects with the applicable provisions of the Securities Act, the Exchange Act, and the Sarbanes/Oxley Act of 2002 (the “Sarbanes/Oxley Act”) and/or regulations promulgated thereunder.  None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.  To the knowledge of VIRZ or the VIRZ Controlling Shareholders, there is no event, fact or circumstance that would cause any certification signed by any officer of VIRZ in connection with any Public Report pursuant to the Sarbanes/Oxley Act to be untrue, inaccurate or incorrect in any respect.  There is no revocation order, suspension order, injunction or other proceeding or law affecting the trading of its Common Stock.   The consummation of the transactions contemplated by this Agreement do not conflict with and will not result in any violation of any FINRA or OTC Bulletin Board trading requirement or standard applicable to VIRZ or its Common Stock.  All of the issued and outstanding shares of Common Stock have been issued in compliance with the Securities Act and applicable state securities laws and no stockholder of VIRZ has any right to rescind or other claim against VIRZ for failure to comply with the Securities Act or state securities laws.

                (ii)                                Since the date of the filing of its annual report on Form 10-K for the year ended September 30, 2009, except as specifically disclosed in the Public Reports: (A) there has been no event, occurrence or development that has resulted in or could result in a Material Adverse Effect (for purposes of this Section 2.9, a “Material Adverse Effect” means any event, occurrence, fact, condition, change or effect that is materially adverse to the business, assets, condition (financial or otherwise), operating results or prospects of VIRZ); (B) VIRZ has not incurred any liabilities, contingent or otherwise, other than professional fees, which are accurately disclosed in the Public Reports; (C)  VIRZ has not declared or made any dividend or distribution of cash or property to its shareholders, purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, or issued any equity securities; and (D) VIRZ has not made any loan, advance or capital contribution to or investment in any person or entity.

            Section 2.11                    Books and Financial Records.  All the accounts, books, registers, ledgers, Board minutes and financial and other material records of whatsoever kind of each of VIRZ and any Subsidiary of VIRZ have been fully, properly and accurately kept and completed; there are no material inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and legal position of VIRZ and each such Subsidiary.

Section 2.12                  Employee Benefit Plans.  VIRZ does not have any “Employee Benefit Plan” as defined in the U.S. Employee Retirement Income Security Act of 1974 or similar plans under any applicable laws.

Section 2.13                   Tax Returns, Payments and Elections.  Each of VIRZ and its Subsidiaries has timely filed all Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including, without limitation, estimated tax returns and reports and material information returns and reports) (“Tax Returns”) required pursuant to applicable law to be filed with any Tax Authority (as defined below).  All such Tax Returns are accurate, complete and correct in all material respects, and each of VIRZ and its Subsidiaries has timely paid all Taxes due.  Each of VIRZ and its Subsidiaries has withheld or collected from each payment made to each of its employees the amount of all Taxes (including, but not limited to, United States income taxes and other foreign taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax Authority.  For purposes of this Agreement, the following terms have the following meanings:  “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, (x) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any United States, local or foreign governmental authority or regulatory body responsible for the imposition of any such tax (domestic or foreign) (a “Tax Authority”), (y) any liability for the payment of any amounts of the type described in (x) as a result of being a

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member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof, and (z) any liability for the payment of any amounts of the type described in (x) or (y) as a result of any express or implied obligation to indemnify any other person.

Section 2.14                  Absence of Undisclosed Liabilities.  As of the Closing Date, VIRZ will have no liabilities of any kind whatsoever.  VIRZ is not a guarantor of any indebtedness of any other person, entity or corporation.

Section 2.15                   No Broker Fees.  No brokers, finders or financial advisory fees or commissions will be payable by or to VIRZ or the VIRZ Controlling Stockholders of any of their affiliates with respect to the transactions contemplated by this Agreement.

Section 2.16                  No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or anticipated by VIRZ to arise, between VIRZ and any accountants and/or lawyers formerly or presently employed by VIRZ.  VIRZ is current with respect to fees owed to its accountants and lawyers.

Section 2.17                  Disclosure.  This Agreement and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of VIRZ in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 2.18                   Survival.  Each of the representations and warranties set forth in this Article II shall be deemed represented and made by VIRZ and the VIRZ Controlling Stockholders at the Closing as if made at such time and shall survive the Closing for a period terminating twenty-four months after the date of the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF DK PHARMACEUTICAL AND THE DK PHARMACEUTICAL SHAREHOLDERS

           DK Pharmaceutical and the DK Pharmaceutical Shareholders hereby represent, warrant and agree that all of the statements in the following subsections of this Section 3 are true and complete as of the date hereof, and will, except as contemplated by this Agreement, be true and complete as of the Closing Date as if first made on such date.  The disclosure schedule attached hereto as Schedule 3.1 through 3.25 (the “DK Pharmaceutical Disclosure Schedules”) are divided into sections that correspond to the sections of this Section 3.  The DK Pharmaceutical Disclosure Schedules comprise lists of all exceptions to the truth and accuracy in all material respects of, and of all disclosures or descriptions required by, the representations and warranties set forth in the remaining sections of this Section 3.

Section 3.1                        Corporate Organization.    DK Pharmaceutical is organized as a Delaware corporation and is validly existing and in good standing under the laws of the State of Delaware; and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned to be conducted.  DK Pharmaceutical is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted and to consummate the transactions contemplated under this Agreement, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition or results of operation of DK Pharmaceutical.  DK Pharmaceutical has delivered to VIRZ and the VIRZ Controlling Stockholders complete and correct copies of the following documents (referred to herein as the "DK Pharmaceutical Charter Documents"): (a) the articles or certificate of incorporation and the by-laws or code of regulations of a corporation; (b) any other document performing a similar function to the documents specified in clauses (a) or (b) adopted or filed in connection with the creation, formation or organization of a Person (as defined elsewhere in this Agreement); and (c) any and all amendments to any of the foregoing.  DK Pharmaceutical is not in violation of any of the provisions of the DK Pharmaceutical Charter Documents.  The minute books or the equivalent of DK Pharmaceutical contain true and accurate records of all meetings and consents in lieu of meetings of its Board of Directors and stockholders ("Corporate Records"), from the time of its organization until the date hereof.  The stock ledgers and other ownership records of the shares of all of DK Pharmaceutical’s common stock (the “DK Pharmaceutical Share Records”) are true, complete and accurate records of the ownership of the shares of such capital stock as of the date thereof and contain all issuances and transfers of such shares since the time of organization of DK Pharmaceutical.

            Section 3.2                      Capitalization of DK Pharmaceutical; Title to the DK Pharmaceutical Shares.  On the Closing Date, immediately before the transactions to be consummated pursuant to this Agreement, DK Pharmaceutical shall have authorized capital consisting of 20,000,000 shares of preferred stock, par value $0.001 per share, and 100,000,000 shares of common stock, par value US $0.001 per share, 26,700,000 shares of which, constituting all of the DK Pharmaceutical Shares, will be issued and outstanding.  All of the DK Pharmaceutical Shares are owned of record by the DK Pharmaceutical Shareholders.  The DK Pharmaceutical Shares are the sole outstanding shares of common stock of DK Pharmaceutical and there are no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any shares of common stock or any un-issued or treasury shares of common stock of DK Pharmaceutical.

 Section 3.3                   Subsidiaries and Equity Investments.

a. Each Subsidiary and affiliated company of DK Pharmaceutical is set forth on Schedule 3.3(a).

b.           Except as set forth on Schedule 3.3(a), DK Pharmaceutical does not, directly or indirectly, own any capital stock or other securities of, or have any beneficial ownership interest in, or hold any equity or similar interest, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture or other company, person or other entity. For each entity listed thereon, Schedule 3.3(a) sets forth its jurisdiction of organization and the percentage of the outstanding capital stock or other equity interests of such entity that is held by DK Pharmaceutical.  Each entity listed on Schedule 3.3(a) is duly organized and validly existing and, except as set forth on Schedule 3.3(a), is in good standing under the laws of the jurisdiction of its formation; has the requisite corporate power and authority to own its properties and to carry on its business as now being conducted; and, if applicable, is duly qualified as a foreign entity to do business and, to the extent legally applicable, is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect.

c.           The contractual agreements (as described in Schedule 3.3(a)) entered into between Yangling Slovan Pharmaceutical Co., Ltd. (“WFOE”) and Yangling Dongke Maidisen Pharmaceuticals Co., Ltd. (“Dongke Maidisen”) (WFOE and Dongke Maidisen, collectively, referred to as the “DK Subsidiaries”),  which effectively  give WFOE control over Dongke Maidisen’s business and  management as if Dongke Maidisen were a wholly-owned subsidiary of WFOE, were validly entered into by the parties and in compliance with relevant PRC laws and regulations, and all necessary approvals in connection with such contractual agreements have been obtained, except for those that do not or will not have a material adverse effect on the business of Dongke Maidisen.

 Section 3.4                  Authorization and Validity of Agreements.  DK Pharmaceutical has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  Each of the DK Pharmaceutical Shareholders has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement constitutes the valid and legally binding obligation of DK Pharmaceutical and the DK Pharmaceutical Shareholders and is enforceable in accordance with its terms against each of them.  Neither DK Pharmaceutical nor the DK Pharmaceutical Shareholders need give any notice to, make any filings with, or obtain any authorization, consent or approval of any government or governmental agency or other person in order for it to consummate the transactions contemplated by this Agreement, other than filings that may be required or permitted under state securities laws, the Securities Act and/or the Exchange Act resulting from the transfer and exchange of the DK Pharmaceutical Shares.  The execution and delivery of this Agreement by DK Pharmaceutical and the DK Pharmaceutical Shareholders, and the consummation by DK Pharmaceutical and by the DK Pharmaceutical Shareholders of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of DK Pharmaceutical and the DK Pharmaceutical Shareholders, and no other corporate proceedings on the part of DK Pharmaceutical or other actions on the part of the DK

Pharmaceutical Shareholders are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 3.5                     No Conflict or Violation.  Neither the execution and delivery of this Agreement by DK Pharmaceutical or the DK Pharmaceutical Shareholders, nor the consummation by DK Pharmaceutical and/or the DK Pharmaceutical Shareholders of the transactions contemplated hereby will: (i) violate any provision of the DK Pharmaceutical Charter Documents, (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court, administrative panel or other tribunal to which DK Pharmaceutical and/or the DK Pharmaceutical Shareholders are subject,  (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which DK Pharmaceutical and/or the DK Pharmaceutical Shareholders is/are a party or by which it/they is/are bound, or to which any of its/their/his assets is subject; or (iv) result in or require the creation or imposition of any encumbrance of any nature upon or with respect to any of DK Pharmaceutical’s or any of the DK Pharmaceutical Shareholders’ assets, including without limitation the DK Pharmaceutical Shares.

           Section 3.6                      Compliance with Laws and Other Instruments. Except as would not have a Material Adverse Effect on DK Pharmaceutical, the business and operations of DK Pharmaceutical have been and are being conducted in accordance with all applicable foreign, federal, state and local laws, rules and regulations and all applicable orders, injunctions, decrees, writs, judgments, determinations and awards of all courts and governmental agencies and instrumentalities.  Except as would not have a Material Adverse Effect on DK Pharmaceutical, DK Pharmaceutical is not, and is not alleged to be, in violation of, or (with or without notice or lapse of time or both) in default under, or in breach of, any term or provision of the DE Pharmaceutical Charter Documents or of any indenture, loan or credit agreement, note, deed of trust, mortgage, security agreement or other material agreement, lease, license or other instrument, commitment, obligation or arrangement to which DK Pharmaceutical is a party or by which any of DK Pharmaceutical’s properties, assets or rights are bound or affected.  To the knowledge of DK Pharmaceutical, no other party to any material contract, agreement, lease, license, commitment, instrument or other obligation to which DK Pharmaceutical is a party are (with or without notice or lapse of time or both) in default thereunder or in breach of any term thereof.  DK Pharmaceutical is not subject to any obligation or restriction of any kind or character, nor are there, to the knowledge of DK Pharmaceutical, any event or circumstance relating to DK Pharmaceutical that materially and adversely affects in any way their business, properties, assets or prospects or that would prevent or make burdensome their performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby or thereby.  “Material Adverse Effect” means, when used with respect to DK Pharmaceutical, any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to (a) have a material adverse effect on the business, assets, financial condition or results of operations of DK Pharmaceutical, in each case taken as a whole, or (b) materially impair the ability of DK Pharmaceutical to perform its obligations under this

Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (ii) changes in the United States securities markets generally, or (iii) changes in general economic, currency exchange rate, political or regulatory conditions in industries in which DK Pharmaceutical operates.

Section 3.7                      Brokers’ Fees. None of the DK Pharmaceutical Shareholders nor DK Pharmaceutical has any liability to pay any fees or commissions or other consideration to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, other than to that listed under Schedule 3.7.

           Section 3.8                      Investment Representations.

a.           The VIRZ Shares will be acquired hereunder solely for the account of DK Pharmaceutical Shareholders for investment, and not with a view to the resale or distribution thereof.  Each of the DK Pharmaceutical Shareholders understands and is able to bear any economic risks associated with acquiring the VIRZ Shares. Each of the DK Pharmaceutical Shareholders have had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the mutual VIRZ Shares.

           b.           No offer to enter into this Agreement has been made by VIRZ to any of the DK Pharmaceutical Shareholders in the United States.  None of the DK Pharmaceutical Shareholders or any of their respective affiliates or any person acting on their behalf or on behalf of any such affiliate, has engaged or will engage in any activity undertaken for the purpose of, or that reasonably could be expected to have the effect of, conditioning the markets in the United States for the VIRZ Shares, including, but not limited to, effecting any sale or short sale of securities, prior to the expiration of any restricted period contained in Regulation S promulgated under the Securities Act (any such activity being defined herein as a “Directed Selling Effort”).  To the best knowledge of each of the DK Pharmaceutical Shareholders this Agreement and the transactions contemplated herein are not part of a plan or scheme to evade the registration provisions of the Securities Act, and the VIRZ Shares are being acquired for investment purposes by each of the DK Pharmaceutical Shareholders.  Each of the DK Pharmaceutical Shareholders agree that all offers and sales of the VIRZ Shares from the date hereof and through the expiration of any restricted period set forth in Rule 903 of Regulation S (as the same may be amended from time to time hereafter) shall not be made to U.S. Persons (within the meaning of Regulation S) or for the account or benefit of U.S. Persons and shall otherwise be made in compliance with the provisions of Regulation S and any other applicable provisions of the Securities Act.   None of the DK Pharmaceutical Shareholders or any of their representatives has conducted any Directed Selling Effort as that term is used and defined in Rule 902 of Regulation S and neither of them nor any of their respective representatives will engage in any such Directed Selling Effort within the United States through the expiration of any restricted period set forth in Rule 903 of Regulation S.

Section 3.9                    Ownership of Shares.  Each DK Pharmaceutical Shareholder is both the record and beneficial owner of the DK Pharmaceutical Shares set forth opposite such DK Pharmaceutical Shareholder's name on Schedule 3.9 hereto. Each DK Pharmaceutical Shareholder is not the record or beneficial owner of any other DK Pharmaceutical Shares.  The information set forth on Schedule 3.9 with respect to each DK Pharmaceutical Shareholder is accurate and complete.   Each DK Pharmaceutical Shareholder has and shall transfer at the Closing, good and marketable title to the DK Pharmaceutical Shares shown as owned of record by such DK Pharmaceutical Shareholder on Schedule 3.9 to this Agreement, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever (“Liens”).

           Section 3.10                  Pre-emptive Rights.  At Closing, no DK Pharmaceutical Shareholder has any pre-emptive rights or any other rights to acquire any DK Pharmaceutical Shares that have not been waived or exercised.

Section 3.11                  Disclosure.  This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of DK Pharmaceutical or any of the DK Pharmaceutical Shareholders in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 3.12                   Title to and Condition of Properties.  DK Pharmaceutical owns or holds under valid leases or other rights to use all real property, plants, machinery and equipment necessary for the conduct of the business of DK Pharmaceutical as presently conducted, except where the failure to own or hold such property, plants, machinery and equipment would not have a Material Adverse Effect on DK Pharmaceutical.  The material buildings, plants, machinery and equipment necessary for the conduct of the business of DK Pharmaceutical as presently conducted are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put, in each case, taken as a whole, and none of such buildings, plants, machinery or equipment are in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 3.13                   Absence of Undisclosed Liabilities.  Except as set forth on Schedule 3.13, DK Pharmaceutical and the DK Subsidiaries have no debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to DK Pharmaceutical) arising out of any transaction entered into at or prior to the Closing Date or any act or omission at or prior to the Closing Date, except to the extent set forth on or reserved against on DK Pharmaceutical’s audited consolidated financial statements for the fiscal years ended December 31, 2009 and 2008.  All debts, obligations or liabilities with respect to directors and officers of DK Pharmaceutical will be cancelled prior to the Closing.  DK Pharmaceutical has not incurred any liabilities or obligations under agreements entered into, except in the usual and ordinary course of business since December 31, 2009.

Section 3.14               Changes.  DK Pharmaceutical has not, since December 31, 2009:

a. Ordinary Course of Business.  Conducted its business or entered into any transaction other than in the usual and ordinary course of business, except for this Agreement.

b. Adverse Changes.  Suffered or experienced any change in, or affecting, their condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects other than changes, events or conditions in the usual and ordinary course of their business, none of which would have a Material Adverse Effect;

c. Loans.  Made any loans or advances to any Person (for purposes of this Agreement, “Person” means all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivisions) other than travel advances and reimbursement of expenses made to employees, officers and directors in the ordinary course of business;

d. Liens.  Created or permitted to exist any Lien on any material property or asset of DK Pharmaceutical, other than (a) Liens for taxes not yet payable or in respect of which the validity thereof is being contested in good faith by appropriate proceedings and for the payment of which the relevant party has made adequate reserves; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers, warehousemen, mechanics, laborers and materialmen and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings conducted and for the payment of which the relevant party has made adequate reserves; (c) statutory Liens incidental to the conduct of the business of the relevant party which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business; and (d) Liens that would not have a Material Adverse Effect (“Permitted Liens”);

e. Capital Stock.  Issued, sold, disposed of or encumbered, or authorized the issuance, sale, disposition or encumbrance of, or granted or issued any option to acquire any shares of their capital stock or any other of their securities or any equity security of any class of DK Pharmaceutical, or altered the term of any of their outstanding securities or made any change in their outstanding shares of capital stock or their capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise;

f. Dividends.  Declared, set aside, made or paid any dividend or other distribution to any of their stockholders;

g. Material DK Contracts.  Terminated or modified any and all agreements, contracts, arrangements, leases, commitments or otherwise, of DK Pharmaceutical, of the type and nature that is required to be filed with the SEC (each a “Material DK

Contract”), except for termination upon expiration in accordance with the terms thereof or as set forth in Schedule 3.14(g);

h. Claims.  Released, waived or cancelled any claims or rights relating to or affecting DK Pharmaceutical in excess of US $10,000 in the aggregate or instituted or settled any Action involving in excess of US $10,000 in the aggregate;

i. Discharged Liabilities.  Paid, discharged or satisfied any claim, obligation or liability in excess of US $10,000 in the aggregate, except for liabilities incurred prior to the date of this Agreement in the ordinary course of business;

j. Indebtedness.  Created, incurred, assumed or otherwise become liable for any indebtedness in excess of US $10,000 in the aggregate, other than professional fees;

k. Guarantees.  Guaranteed or endorsed in a material amount any obligation or net worth of any Person;

l. Acquisitions.  Acquired the capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other Person;

m. Accounting.  Changed their method of accounting or the accounting principles or practices utilized in the preparation of their financial statements, other than as required by U.S. GAAP;

n. Agreements.  Except as set forth on Schedule 3.14(n), entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

           Section 3.15                     Material DK Contracts.  DK Pharmaceutical has made available to VIRZ and the VIRZ Controlling Stockholders, prior to the date of this Agreement, true, correct and complete copies of each written Material DK Contract, including each amendment, supplement and modification thereto.

a.           No Defaults.  Each Material DK Contract is a valid and binding agreement of DK Pharmaceutical and are in full force and effect.  Except as would not have a Material Adverse Effect, DK Pharmaceutical is not in breach or default of any Material DK Contract to which they are a party and, to the knowledge of DK Pharmaceutical, no other party to any Material DK Contract is in breach or default thereof.  Except as would not have a Material Adverse Effect, no event has occurred or circumstance exists that (with or without notice or lapse of time) would (a) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Material DK Contract or (b) permit DK Pharmaceutical or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material DK Contract.  DK Pharmaceutical has not received notice of the pending or threatened cancellation, revocation or termination of any Material DK Contract to which it is a party.  There are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate any material terms of any Material DK Contract.

Section 3.16                    Material Assets.  The financial statements of DK Pharmaceutical reflect the material properties and assets (real and personal) owned or leased by DK Pharmaceutical.

Section 3.17                   Litigation; Orders.  There are no Actions (whether U.S. or non-U.S. federal, state, local or foreign) pending or, to the knowledge of DK Pharmaceutical, threatened against or affecting any of DK Pharmaceutical or any  of DK Pharmaceutical’s properties, assets, business or employees.  To the knowledge of DK Pharmaceutical, there are no facts that might result in or form the basis for any such Action and DK Pharmaceutical is not subject to any Orders.

Section 3.18                  Licenses.  Except as would not have a Material Adverse Effect, DK Pharmaceutical possesses from the appropriate Governmental Authority all licenses, permits, authorizations, approvals, franchises and rights that are necessary for any of DK Pharmaceutical and the DK Subsidiaries to engage in their business as currently conducted and to permit DK Pharmaceutical to own and use their properties and assets in the manner in which they currently own and use such properties and assets (collectively, “DK Pharmaceutical Permits”).  DK Pharmaceutical has not received notice from any Governmental Authority or other Person that there are lacking any license, permit, authorization, approval, franchise or right necessary for DK Pharmaceutical to engage in its business as currently conducted and to permit DK Pharmaceutical to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets.  Except as would not have a Material Adverse Effect, DK Pharmaceutical Permits are valid and in full force and effect.  Except as would not have a Material Adverse Effect, no event has occurred or circumstance exists that may (with or without notice or lapse of time):  (a) constitute or result, directly or indirectly, in a violation of or a failure to comply with any DK Pharmaceutical Permit; or (b) result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any DK Pharmaceutical Permit.  DK Pharmaceutical has not received notice from any Governmental Authority or any other Person regarding:  (a) any actual, alleged, possible or potential contravention of any DK Pharmaceutical Permit; or (b) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any DK Pharmaceutical Permit.  All applications required to have been filed for the renewal of such DK Pharmaceutical Permits have been duly filed on a timely basis with the appropriate Persons, and all other filings required to have been made with respect to such DK Pharmaceutical Permits have been duly made on a timely basis with the appropriate Persons.  All DK Pharmaceutical Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine fees or similar charges, all of which have, to the extent due, been duly paid.

Section 3.19                   Interested Party Transactions.  Except as disclosed on Schedule 3.19, no officer, director or stockholder of any of DK Pharmaceutical or any affiliate or “associate” (as such term are defined in Rule 405 of the SEC under the Securities Act) of any such Person, have or have had, either directly or indirectly, (1) an interest in any Person which (a) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by DK Pharmaceutical, or (b) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish DK Pharmaceutical any goods or services; or (2) a beneficial interest in any contract or agreement to which DK Pharmaceutical is a party or by which they may be bound or affected.

Section 3.20                  Governmental Inquiries.  DK Pharmaceutical has provided to VIRZ a copy of each material written inspection report, questionnaire, inquiry, demand or request for information received by DK Pharmaceutical from any Governmental Authority, and DK Pharmaceutical’s response thereto, and each material written statement, report or other document filed by DK Pharmaceutical with any Governmental Authority.

Section 3.21                   Intellectual Property.  Except as set forth on Schedule 3.21 hereto, DK Pharmaceutical does not own, use or license any Intellectual Property in their business as presently conducted.  For purposes of this Agreement, “Intellectual Property” means all industrial and intellectual property, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

Section 3.22                   Stock Option Plans; Employee Benefits.

a. Except as set forth on Schedule 3.22(a) hereto, DK Pharmaceutical has no stock option plans providing for the grant by DK Pharmaceutical of stock options to directors, officers or employees.

b. Except as set forth on Schedule 3.22(b) hereto, DK Pharmaceutical has no employee benefit plans or arrangements covering their present and former employees or providing benefits to such persons in respect of services provided DK Pharmaceutical.

c. Neither the consummation of the transactions contemplated hereby alone, nor in combination with another event, with respect to each director, officer, employee and consultant of DK Pharmaceutical, will result in (a) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from DK Pharmaceutical, (b) any increase in the amount of compensation or benefits payable to any such individual or (c) any acceleration of the vesting or timing of payment of compensation payable to any such individual.  No agreement, arrangement or other contract of DK Pharmaceutical provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of DK Pharmaceutical.

Section 3.23                   Environmental and Safety Matters.  Except as set forth on Schedule 3.23 and except as would not have a Material Adverse Effect:

DK Pharmaceutical has at all time been and are in compliance with all Environmental Laws (as defined below) applicable to DK Pharmaceutical.

d. There are no Actions pending or threatened against DK Pharmaceutical alleging the violation of any Environmental Law (as defined below) or Environmental Permit applicable to DK Pharmaceutical or alleging that DK Pharmaceutical is a potentially responsible party for any environmental site contamination.

e. Neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations to notify or obtain the consent of any Governmental Authority or third Persons under any Law or other requirement relating to the environment, natural resources, or public or employee health and safety (“Environmental Laws”) applicable to DK Pharmaceutical.

Section 3.24                  Board Recommendation.  The Board of Directors of DK Pharmaceutical, at a meeting duly called and held, has determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of the DK Pharmaceutical Shareholders and has duly authorized this Agreement and the transactions contemplated by this Agreement.

Section 3.25                   Survival.  Each of the representations and warranties set forth in this Article III shall be deemed represented and made by DK Pharmaceutical and the DK Pharmaceutical Shareholders at the Closing as if made at such time and shall survive the Closing for a period terminating twenty-four (24) months after the date of the Closing.

ARTICLE IV

COVENANTS

Section 4.1                     Certain Changes and Conduct of Business.

                      a.           From and after the date of this Agreement and until the Closing Date, VIRZ shall conduct its business solely in the ordinary course consistent with past practices and, in a manner consistent with all representations, warranties or covenants of VIRZ contained herein.

                       b.          From and after the date of this Agreement, DK Pharmaceutical and each of its Subsidiaries will:

i.	continue to maintain, in all material respects, its properties in accordance with present practices in a condition suitable for its current use;

ii.	file, when due or required, federal, state, foreign and other tax returns and other reports required to be filed and pay when due all taxes, assessments, fees and other charges lawfully levied or assessed against it, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

iii. continue to conduct its business in the ordinary course consistent with past practices;

iv. keep its books of account, records and files in the ordinary course and in accordance with existing practices; and

v.         continue to maintain existing business relationships with suppliers.

                        c.         From and after the date of this Agreement, none of the DK Pharmaceutical Shareholders  will sell, transfer, convey, assign or otherwise dispose of, or contract or otherwise agree to sell, transfer, convey, assign or otherwise dispose of any of the DK Pharmaceutical Shares except as provided by this Agreement.

Section 4.2                    Access to Properties and Records.  DK Pharmaceutical shall afford to VIRZ’s accountants, counsel and authorized representatives, and VIRZ shall afford to DK Pharmaceutical’ accountants, counsel and authorized representatives, full access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement) to all of such parties’ properties, books, contracts, commitments and records and, during such period, shall furnish promptly to the requesting party all other information concerning the other party's business, properties and personnel as the requesting party may reasonably request, provided that no investigation or receipt of information pursuant to this Section 4.2 shall affect any representation or warranty of or the conditions to the obligations of any party.

Section 4.3                     Negotiations.  From and after the date hereof until the earlier of the Closing or the termination of this Agreement, no party to this Agreement, nor any of its officers or directors (subject to such director's fiduciary duties), nor anyone acting on behalf of any party or other persons shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any person, firm, or other entity or group concerning any merger, sale of substantial assets, purchase or sale of shares of capital stock or similar transaction involving any party.  A party shall promptly communicate to any other party any inquiries or communications concerning any such transaction which they may receive or of which they may become aware.

Section 4.4                    Consents and Approvals.  The parties shall: (i) use their reasonable commercial efforts to obtain all necessary consents, waivers, authorizations and approvals of all governmental and regulatory authorities, domestic and foreign, and of all other persons, firms or corporations required in connection with the execution, delivery and performance by them of this Agreement; and (ii) diligently assist and cooperate with each party in preparing and filing all documents required to be submitted by a party to any governmental or regulatory authority, domestic or foreign, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained connection in with such transactions.

Section 4.5                     Public Announcement.  Unless otherwise required by applicable law, the parties hereto shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement prior to such consultation.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF DK PHARMACEUTICAL AND THE DK PHARMACEUTICAL SHAREHOLDERS

The obligations of DK Pharmaceutical and the DK Pharmaceutical Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by DK Pharmaceutical and the DK Pharmaceutical Shareholders at their sole discretion:

Section 5.1                     Representations and Warranties of VIRZ and the VIRZ Controlling Stockholders.   All representations and warranties made by VIRZ and the VIRZ Controlling Stockholders in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if again made by VIRZ and the VIRZ Controlling Stockholders on and as of such date and insofar as any inconsistency or inaccuracy does not or will not have a VIRZ Material Adverse Effect, except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case, subject to the limitations applicable to the particular date or period, they will be true and correct in all material respects on and as of the Closing Date with respect to such date or period.

Section 5.2                     Agreements and Covenants. Each of VIRZ and the VIRZ Controlling Stockholders shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by on or prior to the Closing Date.

Section 5.3                     Consents and Approvals.  All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

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Section 5.4                    No Violation of Orders.  No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of VIRZ shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 5.5                    Assurance and Indemnification Letter.   No later than five (5) days prior to Closing, DK Pharmaceutical shall receive a letter of assurance from [Mark Dolen] attesting to the viability of VIRZ as an acquisition target.

Section 5.6                    Debt Cancellation.  On or prior to Closing, VIRZ shall deliver to DK Pharmeutical such pay-off letters and releases relating to liabilities of VIRZ as DK Pharmceutical shall request, in form and substance satisfactory to DK Pharmaceutical.

Section 5.7                    Certificate of Good Standing.  On or prior to Closing, VIRZ shall deliver a certificate of good standing of VIRZ dated within five (5) business days of Closing issued by the Secretary of State of Nevada.

Section 5.8                     Opinions of Counsel, Etc.  At the Closing, counsel to VIRZ shall deliver the DK Pharmaceutical Shareholders an opinion of counsel in substantially in the form of Exhibit C.

Section 5.9                   Other Closing Documents.  Each of the DK Pharmaceutical Shareholders shall have received such certificates, instruments and documents in confirmation of the representations and warranties of VIRZ and the VIRZ Controlling Shareholder, VIRZ’s and the VIRZ Controlling Shareholder’s performance of its obligations hereunder, and/or in furtherance of the transactions contemplated by this Agreement as the DK Pharmaceutical Shareholders and/or their respective counsel may reasonably request.

Section 5.10                  Appointment of New Directors.  At the Closing, (i) You Ting Zhu shall resign as sole director of VIRZ, and (ii) Dongke Zhao, Yanhong Ren, Gengchang Wang, Jinhuan Chang, and Michael Segal shall be appointed directors of VIRZ and shall constitute the entire board of VIRZ.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF VIRZ

The obligations of VIRZ to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by VIRZ in its sole discretion:

Section 6.1                     Representations and Warranties of DK Pharmaceutical and the DK Pharmaceutical Shareholders.  All representations and warranties made by DK Pharmaceutical and the DK Pharmaceutical Shareholders in this Agreement shall be true and correct on and as of the Closing Date as if again made by DK Pharmaceutical and the DK Pharmaceutical Shareholders, as applicable, on and as of such date.

Section 6.2                     Agreements and Covenants.  Each of DK Pharmaceutical and the DK Pharmaceutical Shareholders shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

Section 6.3                     Consents and Approvals.  All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 6.4                     No Violation of Orders.  No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of DK Pharmaceutical, taken as a whole, shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 6.5                    Other Closing Documents.  VIRZ shall have received such certificates, instruments and documents in confirmation of the representations and warranties of DK Pharmaceutical and the DK Pharmaceutical Shareholders, the performance of DK Pharmaceutical and the DK Pharmaceutical Shareholders’ respective obligations hereunder and/or in furtherance of the transactions contemplated by this Agreement as VIRZ or its counsel may reasonably request.

ARTICLE VII

POST-CLOSING AGREEMENTS

Section 7.1 Consistency in Reporting.  Each party hereto agrees that if the characterization of any transaction contemplated in this agreement or any ancillary or collateral transaction is challenged, each party hereto will testify, affirm and ratify that the characterization contemplated in such agreement was the characterization intended by the party; provided, however, that nothing herein shall be construed as giving rise to any obligation if the reporting position is determined to be incorrect by final decision of a court of competent jurisdiction.

Section 7.2                     Transaction Form 8-K.  Within four (4) business days of the Closing Date, VIRZ and DK Pharmaceutical shall have ensured that the Transaction Form 8-K has been filed with the SEC.

Section 7.3                     Forward Split.  VIRZ will use its best commercially reasonable efforts to effect a 13.75 for 1 forward split within three (3) months of Closing.

ARTICLE VIII

TERMINATION AND ABANDONMENT

Section 8.1                     Methods of Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing:

a. By the mutual written consent of the DK Pharmaceutical Shareholders and VIRZ;

b. By VIRZ, on a material breach on the part of DK Pharmaceutical or the DK Pharmaceutical Shareholders of any representation, warranty, covenant or agreement set  forth in this Agreement, or if any representation or warranty of DK Pharmaceutical or any of the DK Pharmaceutical Shareholders shall become untrue, in either case such that any of the conditions set forth in Article VII hereof would not be satisfied (a "DK Pharmaceutical Breach"), and such breach, if capable of cure, has not been cured within ten (10) days after receipt by DK Pharmaceutical and the DK Pharmaceutical Shareholders of a written notice from VIRZ setting forth in detail the nature of such DK Pharmaceutical Breach;

c. By the DK Pharmaceutical Shareholders, upon a material breach on the part of VIRZ of any representation, warranty, covenant or agreement set forth in this Agreement, or, if any representation or warranty of VIRZ shall become untrue, in either case such that any of the conditions set forth in Article VI hereof would not be satisfied (a "VIRZ Breach"), and such breach, if capable of cure, has not been cured within ten (10) days after receipt by VIRZ of a written

d. notice from DK Pharmaceutical Shareholders  setting forth in detail the nature of such VIRZ Breach;

e. By either VIRZ or the DK Pharmaceutical Shareholders, if the Closing shall not have consummated before ninety (90) days after the date hereof; provided, however, that this Agreement may be extended by written notice of either the DK Pharmaceutical Shareholders or VIRZ if the Closing shall not have been consummated as a result of DK Pharmaceutical or VIRZ having failed to receive all required regulatory approvals or consents with respect to this transaction or as the result of the entering of an order as described in this Agreement; and further provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before this date; or

f. By either DK Pharmaceutical Shareholders or VIRZ if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use its best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement.

Section 8.2                     Procedure Upon Termination.  In the event of termination and abandonment of this Agreement pursuant to Section 8.1, written notice thereof shall forthwith be given by the terminating parties to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action.  If this Agreement is terminated as provided herein, no party to this Agreement shall have any liability or further obligation to any other party to this Agreement; provided, however, that no termination of this Agreement pursuant to this Article VIII shall relieve any party of liability for a breach of any provision of this Agreement occurring before such termination.

ARTICLE IX

MISCELLANEOUS PROVISIONS

            Section 9.1                      Survival of Provisions.  The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall expire on the first day of the twenty-four (24) month anniversary of the Closing Date (the “Survival Period”), subject to Sections 2.18 and 3.25.  In the event of a breach of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach available to it under the provisions of this Agreement or otherwise, whether at law or in equity, regardless of any disclosure to, or investigation made by or on behalf of such party on or before the Closing Date.

           Section 9.2                       Indemnification.

a. Indemnification Obligations in favor of the Executive Officers, Directors, Employees and Controlling Stockholders of VIRZ.  Notwithstanding the limitation set forth in Section 9.1 and subject to the limitation set forth in this Section 9.2, from and after the Closing Date until the expiration of the twenty-four-month anniversary of the Closing Date, DK Pharmaceutical and the DK Pharmaceutical Shareholders shall reimburse and hold harmless the VIRZ’s executive officers, directors, employees in office immediately prior to the Closing and VIRZ Controlling Stockholders (each such person and his heirs, executors, administrators, agents, successors and assigns is referred to herein as a “VIRZ Indemnified Party”) against and in respect of any and all damages, losses, settlement payments, in respect of deficiencies, liabilities, costs, expenses and claims suffered, sustained, incurred or required to be paid by any VIRZ Indemnified Party, and any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other procedures or investigation against any VIRZ Indemnified Party, which arises or results from a third-party claim brought against a VIRZ Indemnified Party to the extent based on (i) a breach of the representations and warranties with respect to the business, operations or assets of DK Pharmaceutical, (ii) the actions or omissions of any officer, director, shareholder, employee, or agent of DK Pharmaceutical after the Closing, or (iii) any actions or omissions or any VIRZ Indemnified Party taken in furtherance of the transactions contemplated by this Agreement.

                      b.           Indemnification in favor of DK Pharmaceutical and the DK Pharmaceutical Shareholders.  Notwithstanding the limitation set forth in Section 9.1 and subject to the limitation set forth in this Section 9.2, from and after the Closing Date until the expiration of the twenty-four-month anniversary of the Closing Date, the VIRZ Controlling Stockholders shall reimburse and hold harmless DK Pharmaceutical, the DK Pharmaceutical Shareholders, and their respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may “control” (within the meaning  of the Securities Act) any of the forgoing persons or entities (hereinafter referred to individually as a “DK Indemnified Person”) from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees, (collectively, “Damages”) arising out of any (i) any breach of representation or warranty made by VIRZ or the

VIRZ Controlling Stockholders in this Agreement, and in any certificate delivered by VIRZ or the VIRZ Controlling Stockholders pursuant to this Agreement, (ii) any breach by VIRZ or the VIRZ Controlling Stockholders of any covenant, obligation or other agreement made by VIRZ or the VIRZ Controlling Stockholders in this Agreement, and (iii) a third-party claim based on any acts or omissions by VIRZ or the VIRZ Controlling Stockholders since the date of inception of VIRZ through and including the Closing Date.

Section 9.3                      Publicity.  No party shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by law.  If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

Section 9.4                      Successors and Assigns.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 9.5                      Fees and Expenses.  Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 9.6                      Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

If to DK Pharmaceutical, to:

Yangling Dongke Maidisen Pharmaceutical Co., Ltd.
No. 8 Xinqiao Road
Yangling Agricultural High-Tech Industries Demonstration Zone
Xi’an, People’s Republic of China 710043
Attention: Dongke Zhao
Tel. No.: 86-029-8224-7500
Fax No.: 86-029-8221-4688

with copies to:

Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006

Attention:  Marc Ross, Esq.
Tel. No.:  (212) 930-9700
Fax No.:  (212) 930-9725

If to VIRZ or the VIRZ Controlling Stockholders, to:

 Virtual Closet, Inc.
                     No. 8 Xinqiao Road
Yangling Agricultural High-Tech Industries Demonstration Zone
Xi’an, People’s Republic of China 710043
Attention: Dongke Zhao
Tel. No.: 86-029-8224-7500

with copies, which shall not constitute notice, to:

W.L. Macdonald Law Corporation
1210 - 777 Hornby Street
Vancouver, BC, Canada,  V6Z 1S4
Attention: William L. Macdonald
Tel. No.:  (604) 689-1022
Fax No.:  (604) 681-4760

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 9.6 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this Section 9.6.

Section 9.7                     Entire Agreement.  This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement.  No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 9.8                     Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 9.9                     Titles and Headings.  The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 9.10                  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 9.11                  Convenience of Forum; Consent to Jurisdiction.  The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of New York located in County of New York, and/or the United States District Court for the Southern District of New York, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 9.5.

            Section 9.12                    Enforcement of the Agreement.  The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.13                   Governing Law.  This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York without giving effect to the choice of law provisions thereof.

           Section 9.14                     Amendments and Waivers.  Except or otherwise provided herein, no amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

[REST OF PAGE DELIBERATELY LEFT BLANK]

2

             IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

DONG KE PHARMACEUTICAL, INC.

By:	/s/ Dongke Zhao

THE DK PHARMACEUTICAL SHAREHOLDERS:

/s/ Dongke Zhao Dongke Zhao	/s/ Yaolong Zhao Yaolong Zhao
/s/ Jingkun Wei Jingkun Wei	/s/ Tong Su Tong Su
/s/ Jin’e Zhao Jin’e Zhao	/s/ Daokai Zhang Daokai Zhang
/s/ Quanfu Yang Quanfu Yang	/s/ Jiansheng Zhang Jiansheng Zhang
/s/ Wenyan Zhao Wenyan Zhao	/s/ Xiaomin Wei Xiaomin Wei
/s/ Xueli Yang Xueli Yang	/s/ Xuejiao Wang Xuejiao Wang
/s/ Gang Li Gang Li /s/ Guofeng Zhang Guofeng Zhang /s/ Ruojing Zhao Ruojing Zhao	/s/ Junlin Wu Junlin Wu /s/ Peilin Xing Peilin Xing /s/ Zhengyan Dai Zhengyan Dai

[SIGNATURE PAGE FOR VIRTUAL CLOSET, INC.
AND THE VIRZ CONTROLLING STOCKHOLDERS]

VIRTUAL CLOSET, INC.

By:  /s/ You Ting Zhu____________
You Ting Zhu, President

VIRZ CONTROLLING STOCKHOLDERS

_/s/ You Ting Zhu______________
You Ting Zhu

_/s/ Ge Lin____________________
Ge Lin

_/s/ Jia Tan Fang_________________
Jia Tan Fang

EXHIBIT A

List of DK Pharmaceutical Shareholders

Name	Number of DK Pharmaceutical Shares Exchanged	Number of VIRZ Shares Received
Dongke Zhao	10,800,000	785,454
Jingkun Wei	1,125,000	81,818
Jine Zhao	1,125,000	81,818
Quanfu Yang	1,125,000	81,818
Wenyan Zhao	1,125,000	81,818
Xueli Yang	1,125,000	81,818
Gang Li	562,500	40,910
Guofeng Zhang	843,750	61,364
Ruojing Zhao	843,750	61,364
Yaolong Zhao	1,125,000	81,818
Tong Su	1,125,000	81,818
Daokai Zhang	562,500	40,910
Jiansheng Zhang	1,012,500	73,636
Xiaomin Wei	1,000,000	72,727
Xuejiao Wang	1,000,000	72,727
Junlin Xu	700,000	50,909
Peilin Xing	700,000	50,909
Zhengyan Dai	800,000	58,182
Total	26,700,000	1,941,818

EXHIBIT B
SCHEDULE 2.3(C )
Capitalization Table

Forward Split	13.75
Current Cap Structure
	Common	Post-merger		Post-forward split		Post-split, diluted basis
		# of shares	%	# of shares	%	# of shares	%
OCEE	10,255,000	0	0.0%
You Ting Zhu	10,000,000	0	0.0%
Ge Lin	7,500	0	0.0%
Jia Tan Fang	7,500	0	0.0%

	10,015,000	0	0.0%

DK Pharmaceutical		1,941,818	89.0%	26,699,998	89.0%	26,699,998	80.9%
Dongke Zhao		785,454	36.0%	10,799,997	36.0%	10,799,997	32.7%
Jingkun Wei		81,818	3.7%	1,124,999	3.7%	1,124,999	3.4%
Jin'e Zhao		81,818	3.7%	1,124,999	3.7%	1,124,999	3.4%
Quanfu Yang		81,818	3.7%	1,124,999	3.7%	1,124,999	3.4%
Wenyan Zhao		81,818	3.7%	1,124,999	3.7%	1,124,999	3.4%
Xueli Yang		81,818	3.7%	1,124,999	3.7%	1,124,999	3.4%
Gang Li		40,910	1.9%	562,507	1.9%	562,507	1.7%
Guofeng Zhang		61,364	2.8%	843,749	2.8%	843,749	2.6%
Ruojing Zhao		61,364	2.8%	843,749	2.8%	843,749	2.6%
Yaolong Zhao		81,818	3.7%	1,124,999	3.7%	1,124,999	3.4%
Tong Su		81,818	3.7%	1,124,999	3.7%	1,124,999	3.4%
Daokai Zhang		40,910	1.9%	562,507	1.9%	562,507	1.7%
Jiansheng Zhang		73,636	3.4%	1,012,499	3.4%	1,012,499	3.1%
Xiaomin Wei		72,727	3.3%	1,000,000	3.3%	1,000,000	3.0%
Xuejiao Wang		72,727	3.3%	1,000,000	3.3%	1,000,000	3.0%
Junlin Xu		50,909	2.3%	700,000	2.3%	700,000	2.1%
Peilin Xing		50,909	2.3%	700,000	2.3%	700,000	2.1%
Zhengyan Dai		58,182	2.7%	799,999	2.7%	799,999	2.4%

		1,941,818	89.0%	26,700,000	89.0%	26,700,000	80.9%

Consultants
Avisa IR Services, Inc.				72,727		999,996	3.0%
Jinhao Zhang				72,727		999,996	3.0%
NSD Consulting Services, Inc.				72,727		999,996	3.0%

				218,181		2,999,989	9.1%

Shell	10,015,000	240,000	11.0%	3,300,000	11.0%	3,300,000	10.0%

Total	10,255,000	2,181,818	100%	30,000,000	100.0%	32,999,989	100.0%

EXHIBIT C

FORM OF OPINION OF COUNSEL TO VIRZ

  Ladies and Gentlemen:

We have acted as counsel to Virtual Closet, Inc. a Nevada corporation (the “Company”), in connection with the execution and delivery by the Company of the Share Exchange Agreement dated as of April __, 2010 (the “Agreement”), by and among the Company, Dong Ke Pharmaceutical, Inc. (“DK Pharmaceutical”), all of the DK Pharmaceutical shareholders, and the controlling shareholders of the Company.  This opinion is given to you pursuant to Section 5.8 of the Agreement.  (Capitalized terms not otherwise defined herein are defined as set forth in the Agreement.)

We have participated in the preparation and negotiation of the Agreement and the Exhibits and Schedules thereto, and the other documents referred to therein.

In rendering the opinions expressed below, we have examined originals or copies of: (i) the Agreement and all other closing documents executed in furtherance of the transactions contemplated by the Agreement (the “Transaction Documents”), (ii) the Company’s Articles of Incorporation, as amended, as in effect on the date hereof (the “Articles of Incorporation”) as attached hereto as Exhibit “A”, (iii) Certificate of Good Standing of the Secretary of the State of Nevada, as attached hereto as Exhibit “B” for the Company (the “Certificate”), (iv) a certificate of an officer of the Company attached hereto as Exhibit “C” (the “Officer’s Certificate”), (v) resolutions (the “Resolutions”) of the Company’s Board of Directors attached hereto as Exhibit “D”, authorizing and approving the transactions contemplated by the Transaction Documents, and (vi) the Company’s By-laws, as in effect on the date hereof (the “By-laws”) as attached hereto as Exhibit “E” and such certificates of public officials, corporate documents and records and other certificates, opinions, agreements and instruments and have made such other investigations as we have deemed necessary in connection with the opinions hereinafter set forth. In rendering the opinions expressed below, we have relied, as to factual matters, upon the representations and warranties of the Company contained in the Agreement.

Based on the foregoing, subject to the qualifications stated herein and upon such investigation as we have deemed necessary, we give you our opinion as follows:

1.           The Company is a corporation duly organized, validly existing and, based solely on the Certificate, is in good standing under the laws of the State of Nevada.  Pursuant to Nevada law and the Articles of Incorporation and Bylaws, the Company has the requisite corporate power and authority to carry on its business as now conducted.

2.           All action on the part of the Company, its directors and its stockholders necessary for: (i) the authorization, execution and delivery by the Company of the Transaction Documents, (ii) the authorization, issuance, sale and delivery of the VIRZ Shares and (iii) the consummation by the Company of the transactions contemplated by the Transaction Documents, has been duly taken.  The Transaction Documents have been duly and validly authorized, executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except that (a) such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and (b) the remedies of specific performance and injunctive and other forms of injunctive relief may be subject to equitable defenses.

3.           The VIRZ Shares which are being issued on the date hereof pursuant to the Agreement have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive or similar rights, and have been issued in compliance with applicable securities laws, rules and regulations.

4.           The execution, delivery and performance by the Company of, and the compliance by the Company with the terms of, the Transaction Documents and the issuance, sale and delivery of the VIRZ Shares pursuant to the Agreement do not conflict with or result in a violation of (i) any provision of federal securities to the Company or its Subsidiaries or (ii) the Articles of Incorporation or By-laws or other similar organizational documents of the Company or its Subsidiaries.

5.           The initial sale of the VIRZ Shares as contemplated by the Transaction Documents is exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended.

6.           The authorized capital stock of the Company consists of ______ shares of Common Stock, par value $____.  The Company has advised us that, as of the date hereof, and excluding any shares of Common Stock to be issued pursuant to the terms of the Transaction Documents and any shares of Common Stock to be issued upon the conversion or exercise of outstanding securities convertible or exercisable into shares of Common Stock, there are ______, shares of Common Stock issued and outstanding.

7.           There is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body or any governmental agency or self-regulatory organization pending or threatened against or affecting the Company, wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect or which would adversely affect the validity or enforceability of or the authority or ability of the Company to perform its obligations under the Transaction Documents.

8.           The Company is not in violation of any terms of its Articles of Incorporation or Bylaws.  The Company’s execution, delivery and performance of and compliance with the Transaction Documents and the issuance of the VIRZ Shares do not violate any provision of its Articles of Incorporation or Bylaws or any provision of any applicable federal or state law, rule or regulation.  The Company’s execution, delivery and performance of and compliance with the Transaction Documents and the issuance of the VIRZ Shares have not resulted in and will not result in any violation of, or constitute default under (or an event which with the passage of time or the giving of notice or both would constitute a default under), or (other than pursuant to the Transaction Documents) result in the creation of any lien, security interest or encumbrance on the assets or properties of the Company pursuant to any contract, agreement, instrument, judgment or decree binding upon the Company which, individually or in the aggregate, would have a Material Adverse Effect (as defined in the Agreement).

9.           The Company is not, and as a result of and immediately upon Closing will not be, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

The opinions expressed herein are subject to the following assumptions, limitations, qualifications and exceptions:

A.        We have made such legal and factual examinations and inquiries as we have deemed advisable or necessary for the purpose of rendering this opinion.

B.        We have examined and relied upon, copies of such corporate records of the Company, certificates of public officials and such other documents and questions of law that we consider necessary or advisable for the purpose of rendering this opinion.  In such examination we have assumed the genuineness of all signatures on original documents, the authenticity and completeness of all documents, certificates and instruments submitted to us as originals, the conformity to original documents of all copies submitted to us as copies thereof, the legal capacity of natural persons, and the due execution and delivery of all documents, certificates and instruments (except as to due execution and delivery by the Company) where due execution and delivery are a prerequisite to the effectiveness thereof.  As to various questions of fact material to our opinion, we have relied without independent investigation on, and assumed the accuracy and completeness of, the Officer’s Certificate, all certificates and written statements of the Company and the officers of the Company including those in the Agreement.  We have not made any investigation as to the facts underlying the matters covered by the Officer’s Certificate or statements of the Company or the officers of the Company.

             C.                      As used in this opinion, the phrase “to our knowledge” and the like mean to the current actual knowledge of the attorneys in this firm who have devoted substantive attention to this transaction, without any independent investigation.  We have not made any investigation of other attorneys of this firm, or as to the facts underlying the matters covered by the certificates or statements of the Company or officers, directors or stockholders of the Company.  We have not independently verified and express no opinion herein with regard to compliance by the Company with any representations, warranties or covenants in the Agreement or documents or instruments executed and delivered in connection therewith.

            D.           For purposes of this opinion, we have assumed that you have all requisite power and authority, and have taken any and all necessary corporate action, to execute and deliver the

Agreement and the other Transaction Documents and we are assuming the representations and warranties made by the Purchasers in the Agreement and pursuant thereto are true and correct.

            E.                      Our opinion is based upon our knowledge of the facts as of the date hereof and assumes no event will take place in the future which would affect the opinions set forth herein other than future events contemplated by the Agreement and the other Transaction Documents.  We assume no duty to communicate with you with respect to any change in law or facts which comes to our attention hereafter.  We have assumed that there are no oral modifications or written agreements or understandings which limit, modify or otherwise alter the terms, provisions, and conditions of, or relate to, the transactions contemplated in the Agreement and the other Transaction Documents.

           F.                      In rendering the opinion in paragraph 1 with respect to legal existence and good standing of the Company, we have relied solely upon the certificate of the Secretary of the State of Nevada.

G.           In addition to the exceptions and limitations above, we advise you that certain provisions of the Share Exchange Agreement and the other Transaction Documents may be further limited or rendered unenforceable by the effect of laws, rules, regulations, court decisions and constitutional requirements in and of the States of New York, Nevada or the United States that:

(i)           limit or affect the enforcement of provisions of a contract that purport to waive, or require waiver of, the obligations of good faith, fair dealing, diligence and reasonableness;

(ii)           provide that forum selection clauses in contracts are not necessarily binding on the court(s) in the forum selected;

(iii)           limit the availability of a remedy under certain circumstances;

(iv)           provide a time limitation after which a remedy may not be enforced;

(v)           limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct, unlawful conduct, violation of public policy or litigation against another party determined adversely to such party;

(vi)           may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; or

(vii)           govern and afford judicial discretion regarding the determination of damages and entitlement to attorney’s fees and other costs;

H.           We have made such examination of New York, Nevada and federal law as we have deemed relevant for purposes of this opinion.  We do not purport to be experts in the laws of any state other than New York and, accordingly, we express no opinion herein as to the laws of any state or jurisdiction other that the State of New York, the State of Nevada and the United States of America.  We express no opinion as to laws, rules, and regulation of the People’s Republic of China and Hong Kong Special Administrative Region. We express no opinion as to any county, municipal, city, town or village ordinance, rule, regulation or administrative decision.

Our opinions set forth above are also subject to the following qualifications:

 (a)           We express no opinion as to the enforceability of (i) the choice of New York law under the Agreement and the other Transaction Documents in an action or proceeding in a Federal court or state court outside of the State of New York and (ii) any consent to subject matter jurisdiction of any Federal court.

(b)           We express no opinion as to the effect of the law of the State of New York or any other jurisdiction wherein Purchaser may be located or wherein enforcement of the Agreement or the other Transaction Documents may be sought which limits the rates of interest legally chargeable or collectible.

(c)           We express no opinion as to the requirements of, effects of, or any entity’s compliance with laws or regulations related to (i) any state or federal laws or regulations applicable to Investor in connection with the transactions described in the Agreement or the Transaction Documents, (ii) environmental or hazardous substance laws, rules or regulations, (iii) land use or zoning laws, ordinances, regulations or restrictions, (iv) antitrust and unfair competition laws, (v) fiduciary duty laws, (vi) pension and employee benefit laws, (vii) labor laws, (viii) building codes, (ix) landlord/tenant laws, (x) the Americans With Disabilities Act, (xi) State “Blue Sky” Laws or (xii) any tax laws or related regulations.

(d)           We express no opinion concerning the enforceability of provisions of any agreement purporting to indemnify any person for violations of applicable securities law.

This opinion is furnished to DK Pharmaceutical and its shareholders solely for its benefit in connection with the transactions described above and may not be relied upon by any other person or for any other purpose without our prior written consent.

Very truly yours,